Exhibit 99.1

NEWS RELEASE for October 13, 2004 at 4:05 PM EDT
Contact:	Allen & Caron Inc		CLOSURE Medical Corp
	Joe Allen (investors)	Len Hall (media)	Benny Ward, CFO
	212-691-8087	949-474-4300	919-876-7800
	joe@allencaron.com	len@allencaron.com

CLOSURE MEDICAL REPORTS THIRD QUARTER 2004 RESULTS

RALEIGH, NC (October 13, 2004) … CLOSURE Medical Corporation (Nasdaq:CLSR), a global leader in biomaterial-based medical devices, today announced results for the third quarter and nine months ended September 30, 2004.

Total revenues for the third quarter 2004 were $9.2 million compared to $8.9 million during the same period of 2003. For the nine months ended September 30, 2004, revenues increased 21 percent to $31.0 million, up from $25.5 million in the same period of 2003.

Net income for the third quarter 2004 was $2.0 million, or $0.14 per diluted share, compared to $2.0 million, or $0.13 per diluted share, in the prior year period. Net income for the nine months ended September 30, 2004, increased 28 percent to $7.1 million, or $0.46 per diluted share, up from $5.5 million, or $0.39 per diluted share, in the same period of 2003.

For the third quarter 2004, the Company increased its R&D and regulatory expenditures, which were $2.6 million, or 29 percent of revenues, versus $2.0 million, or 23 percent of revenues, during the 2003 period. The increased expenses were primarily for the vascular sealant clinical study and other regulatory preparation efforts for the product. Gross margins were 75 percent and 74 percent during the three- and nine-month periods ended September 30, 2004, compared to 76 percent during both periods of 2003. Gross margin improved sequentially from 72 percent for the second quarter 2004 primarily due to a product mix of greater than 80 percent of the higher-margin DERMABOND product. In addition, higher-than-normal royalty revenue, $373,000, contributed approximately 100 basis points of the improvement.

Daniel A. Pelak, President and CEO, commented, “The clinical trial of our vascular sealant product continues to make good progress. During the past month, we have applied for the European CE mark and expect a favorable response on this application prior to the end of the year. OMNEX™ Surgical Sealant has been selected as the commercial name for the vascular sealant product. In addition, we are in discussions with several major multi-national medical device companies that have an interest in partnering with us to distribute OMNEX™.”

Pelak added, “As we apply our core technology to a broader range of medical uses, our business will continue to expand. We are encouraged by the opportunities we see for our professional products, DERMABOND and OMNEX™, in surgery and other clinical uses. DERMABOND continues to experience attractive dollar volume growth at the end-user level, with current penetration of applicable U.S. procedures in the range of 12-15 percent. That leaves, we believe, plenty of room for market share expansion. In addition, we continue

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CLOSURE MEDICAL REPORTS THIRD QUARTER 2004 RESULTS

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to deliver solid net margins in excess of 20 percent, while financing increased R&D and regulatory expense for new products.”

General and administrative expense as a percentage of revenues decreased to 15 percent for the three- and nine-month periods ended September 30, 2004, compared to 19 percent for both 2003 periods. For the nine-month period, the Company’s operating margin increased to 34 percent compared to 33 percent in the 2003 period.

At September 30, 2004, the Company had cash and investments of $46.1 million and net working capital of $40.0 million. Total assets were $64.6 million, up from $53.8 million at the beginning of the year, and stockholders’ equity was $58.9 million. The Company had no outstanding debt and a $3.0 million available line of credit.

The Company expects fourth quarter revenues to be in the range of $9.0 to $10.0 million and earnings per diluted share to be in the range of $0.13 to $0.16. For the full year the Company reiterates the guidance provided in its press release dated September 29, 2004, which included total revenues in the range of $40.0 to $41.0 million and earnings per diluted share from $0.59 to $0.62.

About CLOSURE Medical Corporation

CLOSURE Medical Corporation is a global leader in the development and manufacture of innovative biomaterial-based medical devices that fulfill the needs of healthcare practitioners, patients and consumers.

For additional information on CLOSURE Medical visit its website at www.closuremed.com or visit the “Clients” section of the Allen & Caron website at www.allencaron.com.

This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties or other factors not under the Company’s control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to the early stage of commercialization of the Company’s products; the ability of the Company to increase the efficiencies in its manufacturing processes; the effectiveness of initiatives launched in response to the Company’s competitors’ product introductions; the progress and success of its research and development programs for future products; the success of its clinical study for its vascular sealant product and future clinical studies; the successful enrollment of current and future clinical studies; the need for regulatory approval and effects of governmental regulation; technological uncertainties; the inventory management policies adopted by the Company’s marketing partners; end-user growth for the products sold by the Company’s marketing partners; the Company’s success in securing marketing partners for future products; the satisfactory conclusion of negotiations with, and dependence on marketing partners, and dependence on patents and trade secrets, as well as those detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission. Although the Company believes that the expectations in the forward-looking statements are reasonable, the Company cannot guarantee such results. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

TABLES FOLLOW

CLOSURE MEDICAL REPORTS THIRD QUARTER 2004 RESULTS

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CLOSURE Medical Corporation

Statements of Operations

(In thousands, except per share data)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2004	2003	2004	2003
Product sales	$9,181	$8,597	$30,605	$24,713
License and product development revenue	59	264	381	790

Total revenues	9,240	8,861	30,986	25,503
Cost of products sold	2,289	2,140	8,117	6,082

Gross profit	6,951	6,721	22,869	19,421

Research, development and regulatory affairs expenses	2,640	2,042	7,603	6,030
General and administrative expenses	1,431	1,657	4,730	4,876

Total operating expenses	4,071	3,699	12,333	10,906

Income from operations	2,880	3,022	10,536	8,515
Interest income, net	195	69	428	216

Income before income taxes	3,075	3,091	10,964	8,731
Provision for income taxes	1,070	1,140	3,890	3,190

Net income	$2,005	$1,951	$7,074	$5,541

Shares used in computation of net income per common share:
Basic	14,323	13,768	14,269	13,680

Diluted	14,778	14,746	15,344	14,071

Net income per common share:
Basic	$0.14	$0.14	$0.50	$0.41

Diluted	$0.14	$0.13	$0.46	$0.39

CLOSURE Medical Corporation

Balance Sheet Data

(In thousands)

	September 30, 2004	December 31, 2003
Cash, cash equivalents and investments	$46,066	$33,427
Working capital	$40,047	$30,974
Total assets	$64,643	$53,768
Total debt obligations	$—	$—
Total stockholders’ equity	$58,875	$47,428

Total shares outstanding	14,360	14,127